UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

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PACE® Select Advisors Trust
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Information Statement

PACE® Select Advisors Trust

PACE® Intermediate Fixed Income Investments

1285 Avenue of the Americas
New York, New York 10019-6028

August 14, 2014

Dear Shareholder,

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of PACE Intermediate Fixed Income Investments (the "Fund"), selects investment advisors for the Fund, a portfolio of PACE Select Advisors Trust (the "Trust"), subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Babson Capital Management LLC ("Babson Capital") to serve as a new additional investment advisor to the Fund. Babson Capital assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on June 5, 2014.

BlackRock Financial Management, Inc. ("BlackRock") also currently serves as an investment advisor of the Fund, and will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each investment advisor's share of the Fund's assets may change over time.

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Please note that the appointment of Babson Capital on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. The purpose of this document is to provide you with additional information about these changes that we are required to make available to you.

Information regarding the PACESM Select Advisors Program

The PACESM Select Advisors Program ("PACE Program") and the Trust are designed to assist you in devising an asset allocation strategy to meet your individual needs. Through the PACE Program, UBS Financial Services Inc. combines its ability to evaluate your investment objectives and risk tolerance, based on information that you provide, with professional investment advice and provides a suggested target allocation of your assets among the portfolios of the Trust that conforms to the evaluation of those tolerances and objectives. Class P shares of the Trust are offered through the PACE Program; other share classes are offered to investors not participating in the PACE Program.

UBS Global AM is the manager and primary provider of investment advisory services to each portfolio of the Trust, including the Fund. Pursuant to an investment management and administration agreement with the Trust ("Management Agreement"), UBS Global AM administers the Trust's affairs and has the ultimate authority, subject to oversight of the Trust's Board, to oversee the investment advisors for the Fund and recommend their hiring, termination and replacement. UBS Global AM continuously supervises and monitors the performance of each investment advisor on a quantitative and qualitative basis and regularly evaluates each investment advisor's investment strategy and investment performance as well as the consistency of the investment advisor's investment approach with the Fund's investment objective.

UBS Global Asset Management (US) Inc. ("UBS Global AM (US)"), an affiliate of UBS Global AM, serves as the distributor of each portfolio's shares under a distribution contract that requires UBS Global AM (US) to use its best efforts to sell each portfolio's shares. Pursuant to an agreement with UBS Global AM (US), UBS Financial Services Inc. also serves as a dealer for the portfolios' shares. As of June 30, 2014, UBS Global AM had approximately $160 billion in assets under management. UBS Global AM is an indirect, wholly-owned asset management subsidiary of UBS AG and a member of the UBS Global

Asset Management Division, which had approximately $700 billion in assets under management worldwide as of June 30, 2014. UBS AG is an internationally diversified organization headquartered in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. The principal business office of UBS Global AM is located at 1285 Avenue of the Americas, New York, New York 10019-6028. The principal business office of UBS Financial Services Inc. is located at 1285 Avenue of the Americas, New York, New York 10019-6028.

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PACE Intermediate Fixed Income Investments

Background

At the recommendation of UBS Global AM, the Board appointed Babson Capital as a new investment advisor for the Fund and approved a corresponding investment sub-advisory agreement between UBS Global AM and Babson Capital (the "Sub-Advisory Agreement") at a meeting held on May 20-21, 2014. Babson Capital assumed investment advisory responsibility and the Sub-Advisory agreement became effective as of June 5, 2014. The Trustees determined to approve the Sub-Advisory Agreement after a thorough analysis of the proposed services to be provided by Babson Capital. The material factors considered by the Trustees in approving the Sub-Advisory Agreement are set forth below under "PACE Intermediate Fixed Income Investments—Trustees' considerations."

Under the Sub-Advisory Agreement, Babson Capital manages a separate portion of the Fund's portfolio as allocated by UBS Global AM, subject to the Board's oversight (each separate portion, an "Allocated Portion"). BlackRock continues to manage a separate portion of the Fund's assets. The relative value of each investment advisor's share of the Fund's assets may change over time.

Investment strategies of Babson Capital

With respect to its Allocated Portion, Babson Capital utilizes an "active short duration" strategy. Babson Capital seeks to achieve a high total rate of return primarily from current income while minimizing fluctuations in capital values by investing primarily in a diversified portfolio of short-term fixed income securities. Babson Capital employs a rules-based approach to manage duration, which involves limiting the portfolio duration to a targeted range driven by the slope of the yield curve. Babson Capital employs an analytic process to select individual securities based on fundamental credit quality, structural characteristics, relative value and pricing, with a focus on uncovering the intrinsic value of a security relative to other securities within the same industry or sector, as well as across industries and sectors.

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New Sub-Advisory Agreement

Under the Sub-Advisory Agreement, subject to the supervision and direction of the Trustees and review by UBS Global AM and any written guidelines adopted by the Board or UBS Global AM, Babson Capital will provide a continuous investment program for the Fund (or any Allocated Portion thereof) including investment research and discretionary management with respect to all securities and investments and cash equivalents, and make decisions with respect to, and place orders for, all purchases and sales of the Fund's investments for its Allocated Portion, all in accordance with the Fund's investment objectives, policies and restrictions as stated in the Trust's currently effective registration statement under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Under the Sub-Advisory Agreement, Babson Capital will bear all expenses incurred by it in connection with its services to its Allocated Portion, but Babson Capital will not be responsible for any expenses incurred by the Trust, the Fund or UBS Global AM.

For the services provided and the expenses assumed by Babson Capital under the Sub-Advisory Agreement, UBS Global AM (not the Fund), will pay to Babson Capital a fee, computed daily and payable monthly, based on an annual percentage of the average daily net assets of its Allocated Portion of the Fund.

The Sub-Advisory Agreement will remain in effect for two years after its effective date and will continue thereafter for successive periods of twelve months, provided that its continuance is approved at least annually (i) by a vote of a majority of the Trustees who are not "interested persons" (as defined in the Investment Company Act) of the Trust ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

The Sub-Advisory Agreement provides that it will terminate automatically in the event of its "assignment," as defined in the Investment Company Act, or upon the termination of the Fund's

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Management Agreement with UBS Global AM. The Sub-Advisory Agreement provides for termination, without payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 30 days' written notice to Babson Capital. UBS Global AM also may terminate the Sub-Advisory Agreement, without payment of any penalty: (i) upon 120 days' written notice to Babson Capital; (ii) upon material breach by Babson Capital of any of the representations, warranties and agreements contained in the Sub-Advisory Agreement; or (iii) immediately if, in the reasonable judgment of UBS Global AM, Babson Capital becomes unable to discharge its duties and obligations under the Sub-Advisory Agreement, including circumstances such as financial insolvency or other circumstances that could adversely affect the Fund. The Sub-Advisory Agreement provides that Babson Capital may terminate the Sub-Advisory Agreement, without payment of any penalty, on 120 days' written notice to UBS Global AM.

As described below under "Additional information—SEC exemptive order," UBS Global AM has received an exemptive order from the US Securities and Exchange Commission ("SEC") enabling it to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio if certain conditions are met.

The Sub-Advisory Agreement provides that Babson Capital shall not be liable to UBS Global AM for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by UBS Global AM in connection with the matters to which the Sub-Advisory Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under the Sub-Advisory Agreement.

Trustees' considerations

Background—At a meeting of the Board on May 20-21, 2014, the members of the Board, including the Independent Trustees, considered and approved the proposed Sub-Advisory Agreement between UBS

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Global AM and Babson Capital with respect to the Fund. The Board recognized its familiarity with UBS Global AM and the investment management and sub-advisory agreements for this and the other portfolios of the Trust, including the extensive materials the Board had previously reviewed in connection with the annual reconsideration of the contracts for the portfolios. The Board also received a memorandum from UBS Global AM discussing UBS Global AM's reasons for recommending Babson Capital as a sub-advisor to the Fund.

In its consideration of the approval of the Sub-Advisory Agreement, the Board considered the following factors:

Nature, extent and quality of the services under the Sub-Advisory Agreement—The Board's evaluation of the services to be provided by Babson Capital to the Fund took into account the Board's knowledge and familiarity gained as Board members of funds in the UBS New York fund complex, including the Trust and its portfolios. The Board considered management's reasons for recommending the appointment of Babson Capital as a sub-advisor to the Fund, including its belief that Babson Capital's active short duration strategy would benefit the Fund by, among other reasons, diversifying portfolio management (the Fund had a single sub-advisor before retaining Babson Capital), reducing sensitivity to possible rising interest rates, and introducing to the Fund an active short duration strategy. The Board also received materials from Babson Capital discussing its investment strategy. In considering the approval of the Sub-Advisory Agreement, the Board was able to draw on its knowledge of the Trust, its portfolios and UBS Global AM. The Board concluded that, overall, it was satisfied with the nature, extent and quality of services expected to be provided to the Fund under the proposed Sub-Advisory Agreement.

Sub Advisory fee—The Board reviewed and considered the proposed contractual sub-advisory fee to be payable by UBS Global AM to Babson Capital in light of the nature, extent and quality of the sub-advisory services anticipated to be provided by Babson Capital. The Board noted that although the proposed contractual sub-advisory fee would result in a net increase in the sub-advisory fees paid by UBS

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Global AM with respect to the Fund, the net increase in the sub-advisory fees would have no impact on the fees paid by the Fund's investors as sub-advisory fees would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund. The Board determined that the proposed sub-advisory fee was reasonable in light of the nature, extent and quality of the services proposed to be provided to the Fund under the Sub-Advisory Agreement.

Fund performance—The Board received and considered composite past performance information provided by Babson Capital. The Board also noted that, as Babson Capital would be a new sub-advisor to the Fund, the current performance of the Fund was not a significant factor in the consideration of the approval of the Sub-Advisory Agreement.

Advisor profitability—Profitability of Babson Capital or its affiliates or UBS Global AM or its affiliates in providing services to the Fund was not a significant factor considered by the Board, as the sub-advisory fee would be paid by UBS Global AM out of the management fee paid to it by the Fund, and not by the Fund.

Economies of scale—The Board noted that, as the sub-advisory fee for the Fund would be paid by UBS Global AM, not by the Fund, consideration of economies of scale with respect specifically to the sub-advisory fee was not highly relevant.

Other benefits to Babson—The Board was informed by management that Babson Capital's relationship with the Fund would be limited to its provision of sub-advisory services to the Fund and that, therefore, management believed that Babson Capital would not receive tangible ancillary benefits as a result of its relationship with the Fund, with the exception of possible benefits from soft dollars (e.g., research credits related to transaction commissions) for the Fund (which would also potentially benefit the Fund). The Board recognized that Babson Capital could receive intangible benefits from its association with the Fund, such as increased name recognition or publicity from being selected as sub-advisor to the Fund after an extensive review process. Similarly, the

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Fund could benefit from having a sub-advisor with an established or well-regarded reputation.

In light of all of the foregoing, the Board approved the proposed Sub-Advisory Agreement for the Fund. No single factor reviewed by the Board was identified by the Board as the principal factor in determining whether to approve the Sub-Advisory Agreement. The Independent Trustees were advised by separate independent legal counsel throughout the process.

Additional information

SEC exemptive order

In October 2012, UBS Global AM and the Trust received an amended exemptive order ("Amended Order") from the SEC exempting them from certain provisions of the Investment Company Act. Specifically, the Amended Order permits the Trust and UBS Global AM, so long as certain conditions are satisfied, to enter into an investment sub-advisory agreement with an investment advisor that has not been approved by a vote of the majority of the outstanding voting securities of a portfolio. The Amended Order generally requires that shareholders of each affected portfolio be notified of an investment sub-advisory agreement that has been entered into within 90 days of the effectiveness of the investment sub-advisory agreement, and that the portfolio make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Additional information about UBS Global AM, UBS Global AM (US) and UBS AG

UBS Global AM, a Delaware corporation, is the manager and administrator of the Fund. UBS Global AM (US), a Delaware corporation, serves as the principal underwriter of the Fund. UBS Global AM's and UBS Global AM (US)'s principal business office is located at 1285 Avenue of the Americas, New York, New York 10019-6028. UBS Global AM and UBS Global AM (US) are indirect wholly-owned subsidiaries of UBS AG. UBS Global AM is a member of the UBS Global

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Asset Management Division, which had approximately $700 billion in assets under management worldwide as of June 30, 2014 and is an investment advisor registered with the SEC. UBS AG is an internationally diversified organization with headquarters in Zurich and Basel, Switzerland with operations in many areas of the financial services industry. As of June 30, 2014, UBS Global AM had approximately $160 billion in assets under management.

Additional information about Babson Capital

Babson Capital is located at 1500 Main Street, Springfield, MA 01115. Babson Capital is a limited liability company that is an indirectly, wholly-owned subsidiary of Massachusetts Mutual Life Insurance Company. As of June 30, 2014, Babson Capital had approximately $161.5 billion in assets under management. Babson Capital uses a team approach in managing its Allocated Portion. William M. Awad, III, CFA, Ronald E. Desautels, CFA, David L. Nagle, CFA, Charles Sanford and Douglas M. Trevallion, II, CFA, share authority and responsibility for research and the day-to-day management of its Allocated Portion.

The principal executive officers and board members of Babson Capital, as of the date of this document, are set forth below:

Name and Address	Position with Babson Capital*
Michael T. Rollings	CFO, MassMutual Life Insurance Company
Elizabeth C. Ward	CRO, MassMutual Life Insurance Company
Thomas M. Finke	CEO, Babson Capital Management LLC
Clifford M. Noreen	President, Babson Capital Management LLC
Roger Crandall	CEO, MassMutual Life Insurance Company
M. Timothy Corbett	CIO, MassMutual Life Insurance Company.

*  None of the principal executive officers or board members of Babson Capital listed above has other principal employment other than his or her respective position(s) with Babson Capital or MassMutual Life Insurance Company, the parent company of Babson Capital.

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Below is information concerning other U.S. registered investment companies with investment objectives similar to that of Babson Capital's Allocated Portion of the Fund for which Babson Capital acts as the investment advisor:

Fund	Assets under management* (as of June 30, 2014, in thousands)	Management fee rate (as a percentage of average daily net assets)
MassMutual Premier Short Duration Bond Fund	$579,339	0.08%
MassMutual Life Short Duration Bond Fund	$203,113	0.08%

*  Approximate values.

During the last fiscal year, the Fund did not pay commissions to any affiliated broker of Babson Capital and did not pay any fees to Babson Capital or its affiliates for services provided to the Fund.

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Reports to shareholders

The Trust will furnish, without charge, a copy of the most recent Annual Report and the most recent Semiannual Report succeeding the Annual Report, if any, to shareholders of the Trust upon request. Requests for reports should be made by calling the Trust's transfer agent, BNY Mellon Investment Servicing (US) Inc., 400 Bellevue Parkway, Wilmington, Delaware 19809, toll-free at 1-800-647 1568.

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If you have any questions, please contact your investment professional.

August 14, 2014
1285 Avenue of the Americas
New York, New York 10019-6028

©UBS 2014. All rights reserved.

PACE Select

Information Statement—Notice

PACE® Select Advisors Trust

PACE® Intermediate Fixed Income Investments

1285 Avenue of the Americas
New York, New York 10019-6028

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

August 14, 2014

This communication presents only an overview of the more complete Information Statement that is available to you on the Internet relating to PACE Intermediate Fixed Income Investments (the "Fund"), a portfolio of PACE Select Advisors Trust (the "Trust"). We encourage you to access and review all of the important information contained in the Information Statement.

UBS Global Asset Management (Americas) Inc. ("UBS Global AM"), the manager of the Fund, selects investment advisors for the Fund, a portfolio of the Trust, subject to approval of the board of trustees (the "Board" or "Trustees") of the Trust. A significant service you receive with the Fund is the on-going oversight by UBS Global AM of the Fund's investment advisors. We are pleased to inform you that, at the recommendation of UBS Global AM, the Board has appointed Babson Capital Management LLC ("Babson Capital") to serve as a new additional investment advisor to the Fund. Babson Capital assumed investment advisory responsibility with respect to a portion of the Fund's portfolio on June 5, 2014.

BlackRock Financial Management, Inc. ("BlackRock") also currently serves as an investment advisor of the Fund, and will continue to be responsible for managing a separate portion of the Fund's assets. Each investment advisor manages a portion of the Fund's portfolio as allocated by UBS Global AM and overseen by the Board, with each employing different investment strategies, as discussed in the Fund's prospectus. The relative value of each investment advisor's share of the Fund's assets may change over time. Additional information about UBS Global AM, Babson Capital, the Sub-Advisory Agreement between UBS Global AM and Babson Capital with respect to the Fund, and the Board's approval of this Sub-Advisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by UBS Global AM and the Trust from the Securities and Exchange Commission, the appointment of Babson Capital on the Fund's behalf does not require a shareholder vote. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy.

This Notice of Internet Availability of the Information Statement is being mailed on or about August 19, 2014 to the Fund's shareholders of record as of August 11, 2014. The full Information Statement will be available for printing on the Fund's website at www.ubs.com/us/en/asset_management/individual_investors/ii_pace.html until at least December 1, 2014. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at (888) 793 8637 (select option number 1). If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one.